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                                                                     EXHIBIT 3.6


                       AMENDED CERTIFICATE OF DESIGNATIONS
                           OF SERIES H PREFERRED STOCK
                                 OF ALTEON INC.


         Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Alteon Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

         1. No shares of the Series H Preferred Stock of the Corporation (the "Preferred Stock") have been issued by the Corporation as of the date of this Amended Certificate of Designations.

         2. The Board of Directors of the Corporation on March 16, 1998 adopted the following resolution amending the Certificate of Designations of the Preferred Stock:

         RESOLVED, that Section 5(h) of the Certificates of Designations for the Company's Series G Preferred Stock and Series H Preferred Stock (the "Certificates of Designations") be amended by adding the following sentence to such sections: "The Board of Directors of the Corporation or any officer designated by the Board of Directors of the Corporation may waive the provisions of this Section 5(h) for any one transaction or for any series of transactions."


         IN WITNESS WHEREOF, this Amended Certificate of Designations is made this 8th day of May, 1998.


                                                     ALTEON INC.



                                                     By: /s/ James J. Mauzey
                                                         -----------------------
                                                         James J. Mauzey
                                                         Chairman and
                                                         Chief Executive Officer